UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 19, 2010

Tesla Motors, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34756	91-2197729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 Deer Creek Road

Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 681-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On October 19, 2010, Tesla Motors, Inc. (“Tesla”) completed the purchase of and received title to the existing automobile production facility and land located in Fremont, California from New United Motor Manufacturing, Inc. (“NUMMI”) pursuant to a purchase agreement entered into in May 2010 (the “Facility Purchase Agreement”). The aggregate purchase price for the land and the facility, excluding manufacturing equipment, was $42 million, all of which has been paid in full. The terms of the Facility Purchase Agreement, including the purchase price, were negotiated by the parties at arms’ length. The purchase totals approximately 210 acres, or approximately 55% of the land at the site, and includes all of the manufacturing facilities located thereon. Tesla intends to use this facility for the production of its planned Model S vehicle and to build its third-generation high volume, mass market electric vehicle.

Concurrently, Tesla also completed the purchase of certain manufacturing equipment and spare parts located at the Fremont facility from NUMMI pursuant to the asset purchase agreement entered into in August 2010 (the “Asset Purchase Agreement”). The terms of the Asset Purchase Agreement, including the purchase price, were negotiated by the parties at arms’ length. The Asset Purchase Agreement was subsequently amended to include additional manufacturing equipment and spare parts. The aggregate purchase price for these assets was approximately $17 million, all of which has been paid in full.

In October 2010, Tesla and NUMMI amended the Facility Purchase Agreement to include the transfer to Tesla of certain operating permits for additional consideration of approximately $7 million. The parties expect the transfer of these permits to be completed shortly.

Other Information

NUMMI is a joint venture between Toyota Motor Corporation (“Toyota”) and Motors Liquidation Company, the owner of selected assets of General Motors. In July 2010, Toyota purchased $50.0 million of Tesla’s common stock in a private placement transaction that closed immediately subsequent to the closing of Tesla’s initial public offering. In July 2010, Tesla and Toyota also entered into an agreement to initiate the development of an electric powertrain system for the Toyota RAV4.

In October 2010, Tesla and Toyota entered into a contract services agreement for the development of a validated powertrain system, including a battery, power electronics module, gearbox and associated software, which will be integrated into an electric vehicle version of the Toyota RAV4. Pursuant to this agreement, based on preliminary specifications, Toyota will pay Tesla approximately $60 million for the development services to be provided by Tesla.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESLA MOTORS, INC.

By:	/s/ Deepak Ahuja
Deepak Ahuja Chief Financial Officer

Date: October 20, 2010

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